Exhibit 99.1
For Immediate Release
January 14, 2016

Contacts:	Media Inquiries:	Analysts’/Shareholders’ Inquiries:
	Colleen Penhall	Tiffany Mason
	704-758-2958	704-758-2033
	colleen.b.penhall@lowes.com	tiffany.l.mason@lowes.com

LOWE’S APPOINTS JENNIFER L. WEBER AS CHIEF HUMAN RESOURCES OFFICER
--Maureen K. Ausura Announces Plans to Retire After 11 Years with Lowe’s--
MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today announced that Jennifer L. Weber has been named the company’s chief human resources officer, effective March 1.  She will report to Chairman, President and CEO Robert A. Niblock. Weber will succeed Maureen K. Ausura, who announced plans to retire after 11 years with the company.
Weber, 49, will oversee global human resources practices, policies and operations that will enable Lowe’s to attract, motivate, develop and retain outstanding employees. She joins the company most recently from Duke Energy, where she served for the past seven years on the company’s senior leadership team as executive vice president & chief human resources officer and as executive vice president of external affairs & strategic policy. Weber has more than 20 years of experience in human resources strategy, compensation and benefits, leadership development, strategic communications and change management experience in a variety of business sectors.
“Jennifer has a proven track record of developing human resources strategies that have helped companies deliver on their goals while building a pipeline of future leaders,” said Niblock. “We look forward to her joining Lowe’s and continuing to build a customer-centric culture.”
“At the same time, we thank Maureen for her dedication to the company and leadership during the past 11 years. Maureen has been instrumental in helping transform the organization from a single channel home improvement retailer to an omni-channel home improvement company. We wish Maureen all the best in her retirement,” Niblock concluded.
Weber Background
Weber has more than 20 years of experience in human resources, communications and change management. Since 2008, she served on the senior leadership team for Duke Energy as the executive vice president and chief human resources officer and as the executive vice president, external affairs & strategic policy. Prior to her experience at Duke Energy, she held senior human resources positions at Scripps Network Interactive Inc., E.W. Scripps Company and Towers Perrin (now Towers Watson). Weber has a bachelor’s degree from Miami University in Ohio and a master’s degree in public policy and management from Carnegie Mellon University. She is a past chair of the board of directors for the United Way of Central Carolinas and a member of the executive committee of the Charlotte Chamber.
About Lowe’s
Lowe's Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 16 million customers a week in the United States, Canada and Mexico through its stores and online at Lowes.com, Lowes.ca and Lowes.com.mx. With fiscal year 2014 sales of $56.2 billion, Lowe’s has more than 1,845 home improvement and hardware stores and 265,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe's supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

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